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                                                                    EXHIBIT 12.0


                             COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

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                                                                            Year Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                                2002                 2001               2000               1999              1998
                                          -----------------  -----------------  ------------------  ----------------  -------------

Interest Expense                               $ 74,500          $ 84,700          $100,300            $ 55,200           $101,900

Capitalized Interest                                --              1,462             3,946                --                 --

Estimated Interest Portion of
  Rent Expense                                   14,679            13,369            15,614              13,948             12,352
                                          -------------      ------------       -----------         -----------       ------------

Fixed Charges                                  $ 89,179          $ 99,531          $119,860            $ 69,148           $114,252
                                          =============      ============       ===========         ===========        ===========

Income from Continuing Operations
  Before Income Taxes                          $280,200          $316,400          $549,900            $518,600           $523,600

Add:    Fixed Charges                            89,179            98,069           115,914              69,148            114,252

Less:   Equity in (Earnings)/Losses
        of 50% or Less Owned Companies           (2,969)           (2,922)           (3,367)             (1,069)               595
                                          -------------      ------------       -----------         -----------       ------------

Earnings Before Fixed Charges                  $366,410          $411,547          $662,447            $586,679           $638,447
                                          =============      ============       ===========         ===========        ===========

Ratio of Earnings to Fixed Charges                  4.1x              4.1x              5.5x               8.5x                5.6x

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